Exhibit 8.1

Perkins Coie LLP 1155 Avenue of the Americas 22nd Floor New York, NY 10036-2711	T. +1.212.262.6900 F. +1.212.977.1649 perkinscoie.com

December 29, 2025

TLGY Acquisition Corp.

4001 Kennett Pike, Suite 302

Wilmington, DE 19807

Ladies and Gentlemen:

We have acted as counsel to TLGY Acquisition Corporation, a Cayman Islands exempted company, in connection with the transactions described in the registration statement on Form S-4 filed by StablecoinX Inc. with the Securities and Exchange Commission and as amended through the date hereof (File No. 333-290567) (the “Registration Statement”), of which this exhibit is a part. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings set forth in the Registration Statement.

In preparing this opinion, we have examined and relied upon the Registration Statement, the Business Combination Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In addition, in rendering this opinion, we have assumed without investigation or verification that: (i) the Business Combination and related transactions will be consummated in accordance with the provisions of the Business Combination Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), and each such transaction will be effective under applicable law, (ii) the facts relating to the Business Combination and related transactions are accurately and completely reflected in the Registration Statement and the Business Combination Agreement, the statements concerning the Business Combination and the parties thereto set forth in the Business Combination Agreement and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times, (iii) the Business Combination Agreement, the Registration Statement and all documents described therein represent the entire understanding between the parties to the Business Combination Agreement with respect to the Business Combination and related transactions and such documents, certificates and records are, and will continue to be, duly authorized, valid and enforceable, (iv) all statements qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity and (vi) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the Business Combination is consummated in a manner that is different from the manner described in the Business Combination Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

December 29, 2025

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we hereby confirm our opinion set forth in, and as of the date of, the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” subject to the limitations, qualifications, assumptions and caveats described therein, insofar as they relate to matters of U.S. federal income tax law.

No opinion is expressed as to any matter not discussed herein. Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the United States Internal Revenue Service (“IRS”), all as in effect on the date of this opinion and all of which are subject to change (possibly with retroactive effect) or reinterpretation. Any change in applicable laws or the facts and circumstances surrounding the Business Combination and related transactions, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform anyone of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events. We assume no responsibility to inform anyone of any such changes or inaccuracy that may occur or come to our attention. The opinion set forth herein has no binding effect on the IRS or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Perkins Coie LLP